 EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES RIGHTS AND LIMITATIONS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF
SPLASH BEVERAGE GROUP, INC.

I, Robert Nistico, hereby certify that I am the Chief Executive Officer of Splash Beverage Group, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Company, as amended, to provide by resolution or resolutions for the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1.       Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series C Convertible Preferred Stock” (the “Series C”). The authorized number of Series C shall be 500,000 shares. Each share of Series C shall have a par value of $0.001. Each share of Series C shall have a stated value equal to $1,000 (the “Stated Value”).

2.       Ranking. The Series C shall rank junior to all existing series of preferred stock of the Company as of the date of this Certificate of Designations, and pari passu with all other shares of capital stock of the Company, both common stock and any other series of preferred stock. The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Series C. In the event of the merger or consolidation of the Company with or into another entity, the Series C shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.       Conversion.

(a)       Holder’s Conversion Right. Subject to all of the provisions of Section 3 at any time or times on or after the Shareholder Approval Date and ending two years after such Shareholder Approval Date, each holder of a share of Series C (each, a “Holder” and collectively, the “Holders”) shall be entitled to convert any whole number of Series C into validly issued, fully paid and non-assessable shares of Common Stock accordance with Section 3(c) at the Conversion Rate (as defined below). Such shares of Common Stock are sometimes referred to as “Conversion Shares.”

(b)       Conversion Rate. The number of fully paid and non-assessable shares of Common Stock shall be issued upon conversion of each share of Series C into a number of whole shares equal to the quotient derived by dividing (x) the Stated Value by (y) the Conversion Price (as defined below) (the “Conversion Rate”). The “Conversion Price” shall initially be $3.00 per share. The Conversion Price shall be subject to adjustment as provided below, and for the avoidance of doubt, any adjustment to the Conversion Price as provided below shall result in a proportionate increase to the number of shares of Common Stock into which each share of Series C may be converted pursuant to the Conversion Rate.

No fractional shares of Common Stock are to be issued upon the conversion of any Series C. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)       Mechanics of Conversion. The conversion of each share of Series C shall be conducted in the following manner:

(i)       Holder’s Conversion. To convert a share of Series C into validly issued, fully paid and non-assessable share of Common Stock, on any date (a “Conversion Date”), a Holder shall deliver (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York, N.Y. time, on such date, a copy of an executed notice of conversion of the share(s) of Series C subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Series C, a Holder shall not be required to physically surrender the certificate(s) representing the Series C to the Company unless all of the Series C represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Series C (the “Series C Certificates”) so converted as aforesaid.

(ii)       Company’s Response. On or before the first Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to an effective Registration Statement or Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series C represented by the Series C Certificate(s) submitted for conversion pursuant to Section 3(c)(ii) is greater than the number of Series C being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Series C Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series C Certificate representing the number of Series C not converted.

(iii)       Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)       Maintaining Records. Each Holder and the Company shall maintain records showing the number of Series C so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Series C upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C, the number of Series C represented by such certificate may be less than the number of Series C stated on the face thereof.

(v)       Legend. The transfer records for the Series C, or if issued in certificate form, each certificate for Series C shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS SHARE OF SERIES C [CERTIFICATE] SHOULD CAREFULLY REVIEW THE TERMS OF THECOMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THE SHARES OF SERIES C [THIS CERTIFICATE]. THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY [THE TRANSFER RECORDS] [THIS CERTIFICATE] MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK STATED ON THE [TRANSFER RECORDS] [FACE HEREOF] PURSUANT TO SECTION 15 OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY [THE TRANSFER RECORDS] [THIS CERTIFICATE].

(d)       Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), transfer agent fees, issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Series C.

4.       Adjustments.

(a)       Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such subdivision will be proportionately adjusted by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.. With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such combination will be proportionately adjusted by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment pursuant to this Section 4(a)shall become effective immediately after the effective date of such subdivision or combination.

(b)       Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Series C in exchange for such Series C a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a dividend rate equal to dividend rate of the Series C held by the Holders and having similar ranking to the Series C, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series C at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 4(a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Series C prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Series C held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series C contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series C. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4(b) regardless of whether (i) the Company has sufficient authorized shares of Common Stock for the issuance of the Conversion Shares and/or (ii) a Fundamental Transaction occurs prior to the Initial Issuance Date.

(c)       Calculations. All calculations under this Section shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the nearest number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding any treasury shares, if any) issued and outstanding.

(d)        Notice to Holder.

(i)        Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 4, the Company shall promptly give notice to the Holder setting forth the Conversion Rate after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a statement of the facts requiring such adjustment (the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance or other reduction of the Conversion Rate, the Holder is entitled to receive a number of Conversion Shares based upon the reduced Conversion Rate regardless of whether the Holder accurately refers to the Conversion Rate in the Conversion Notice.

(ii)        Notice to Allow Exercise by the Holders. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, the Company shall deliver to each Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y)

the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert these Series C during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein

(e) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C (without regard to any limitations on conversion hereof, immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f) Pro Rata Distributions. During such time as the Series C is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series C (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

5.       Authorized Shares.

(a)       Reservation. Beginning on the Shareholder Approval Date, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the shares of Common Stock issued pursuant to this Certificate of Designations, as it may be reduced following conversions or otherwise changed pursuant to this Certificate of Designations. Following the Shareholder Approval Date, so long as any of the Series C are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series C issued or issuable, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Series C and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series C held by each Holder on the Shareholder Approval Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series C, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series C shall be allocated to the remaining Holders of Series C, pro rata based on the number of Series C then held by such Holders.

(b)       Insufficient Authorized Shares. If, notwithstanding Section 5(a) and not in limitation thereof, at any time following the Shareholder Approval Date while any of the Series C remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Series C at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Series C then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders of the Company that they approve such proposal.

6.       No Voting Rights. Except as otherwise required by applicable law, the Series C shall not have any voting rights and shall not be entitled to vote on any matters brought before the stockholders of the Company. Notwithstanding the foregoing, Holders of the Series C shall have the exclusive right to vote on amendments to the Series C.

7.       Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), an amount per Series C equal to the amount per share such Holder would receive if such Holder converted such Series C into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all Holders of Series C and all holders of shares of parity stock. To the extent necessary, the Company shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

8.       No Dividends. The Series C shall not be entitled to any dividends except as may otherwise be determined by the Board of Directors of the Company.

9.       Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series C shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

10.       Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Series C (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

11.       Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C and (ii) shall, so long as any Series C are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series C then outstanding (without regard to any limitations on conversion contained herein).

12.       Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

13.       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next business day delivery, or (iii) transmitted by hand delivery, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with accurate confirmation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of transmittal by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Splash Beverage Group, Inc., 1314 East Las Olas Boulevard, Suite 221, Ft. Lauderdale, FL 33301; Email: robert@splashbeveragegroup.com; Attention: Robert Nitisco, CEO, with an additional copy to (which shall not constitute notice) Nason Yeager Gerson Harris & Fumero, P.A., 3001 PGA Boulevard, Suite 305, Palm Beach Gardens, FL 33410, Attn: Michael D. Harris, Esq., email: mharris@nasonyeager.com and (ii) if to the Holders, to: the addresses and email address on record with the Company.

14.       Series C Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series C, in which the Company shall record the name, address and email address of the Persons in whose name the Series C have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series C is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

15.       Stockholder Matters; Amendment.

(a)       Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series C may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable Sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b)       Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

16.       Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)       “Bloomberg” means Bloomberg, L.P.

(b)       “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c)       “Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal Trading Market for such security, the last trade price of such security on the principal Trading Market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Pink Open Market (or successor market) operated by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(d)       “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(e)       “Common Stock Equivalents” means any securities of the Company or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f)       “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

(g)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)       “Fundamental Transaction” shall means that (i) the Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company or any of its subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) make, or allow any other Person to make, a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(i)       “Initial Issuance Date” means the date on which the Series C is first issued.

(j)       “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole.

(k)       “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(l)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(m)       “Principal Market” means the NYSE American.

(n)       “Required Holders” means the Holders of at least 50.1% of the outstanding Series C.

(o)       “Shareholder Approval” means (i) an increase in authorized Common Stock of the Company as and to the extent necessary to permit full issuance of the Conversion Shares together with other Common Stock Equivalents outstanding as of the effective date of this Certificate of Designations, and (ii) the approval of the issuance of all of the Conversion Shares as may be required by the rules and regulations of the Principal Market (without regard to any limitations on conversion set forth herein), unless the staff of the Principal Market has advised the Company that the Conversion Shares are not subject to any 19.99% limitation.

(p)        “Shareholder Approval Date” means the date on which each of the Shareholder Approval and the amendment to the Company’s Articles of Incorporation contemplated thereby has occurred and is effective.

(q)       “Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(r)       “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York, New York time).

(s)       “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the NYSE American, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series C Convertible Preferred Stock of Splash Beverage Group, Inc. to be signed by its Chief Executive Officer on this June 25, 2025.

SPLASH BEVERAGE GROUP,INC.

/s/ Robert Nistico
Name: Robert Nistico
Title: Chief Executive Officer

EXHIBIT I

SPLASH BEVERAGE GROUP, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Splash Beverage Group, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C”), of Splash Beverage Group, a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Series C to be converted:

Tax ID Number (If applicable):

Conversion Rate:

Number of shares of Common Stock to be issued: ___________________

Please issue the shares of Common Stock into which the Series C are being converted in the following name and to the following address:

Issue to: _________________________________________

_________________________________________

Address: _________________________________________

Telephone Number: ________________________________

email address: _________________________________

Holder: __________________________________________

By: _____________________________________________

Title: ___________________________________________

Dated:_____________________________

Account Number (if electronic book entry transfer): __________________________________

Transaction Code Number (if electronic book entry transfer): __________________________

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